EXHIBIT 16.1

August 7, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sir or Madam:

We have read the statements of Tiger Jiujiang Mining, Inc. (the “Company”) pertaining to our firm included under Item 4.01 of Form 8-K dated August 7, 2013,and agree with such statements as they pertain to our firm, with the following supplemental disclosure. An issuer audit selected for inspection by the Public Company Accounting Oversight Board had been prepared by another individual who affixed our firms’ electronic signature without our Firm’s knowledge or authorization. In fact, it had been prepared by a former CPA who was not a partner or employee of our firm, but only referred work on an occasional basis to us. The individual who fraudulently prepared the audit was not a licensed CPA and had been suspended from appearing or practicing before the Securities and Exchange Commission on April 14, 2009 based upon his convictions for wire fraud and attempted tax evasion. Prior to the inspection date members of our firm performed auditing procedures on the issuer’s audit working papers but we used an inappropriate date and did not disclose the reason for adding the audit documentation to the file.

We have no basis to agree or disagree with other statements of the Company contained therein.

Sincerely,

/s/ Gruber & Company, LLC

Gruber & Company, LLC